Exhibit 99.1
IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@RadiSys.com

Brian Bronson
VP of Finance and Business Development
RadiSys Corporation
1-503-615-1281
brian.bronson@RadiSys.com
RADISYS ANNOUNCES THIRD QUARTER RESULTS —
REVENUES UP 21% TO $74.9 MILLION
     HILLSBORO, OR — October 27, 2005 — RadiSys Corporation (Nasdaq: RSYS), a leading supplier of advanced embedded systems, reported revenues of $74.9 million for the quarter ended September 30, 2005, a 21% increase from the same period last year. Net income for the quarter was $5.9 million, or $.25 per diluted share, versus net income of $3.8 million, or $.17 per diluted share a year ago. The Company generated over $13 million in cash and ended the quarter with $225 million in cash and investments, an increase of $36.4 million from a year ago.
     “We achieved our highest revenue level in five years and had a strong quarter from a financial perspective,” stated Scott Grout, CEO. “In addition, I would like to emphasize the progress we are making with our new products and the long-term strategy for the Company. We successfully closed a number of new ATCA awards in the quarter tied to wireless voice, wireless data and VoIP applications and continued to build a strong funnel for our new ATCA products. We also closed two new COM-express awards and generated additional new business in test and measurement applications and medical systems.”
     “We are very encouraged by our new product traction and in the building momentum we are seeing with our new solutions,” stated Mr. Grout. “Since the beginning of the year, we’ve closed business on new products that we currently estimate will bring us $200 million in new revenues when in deployment, including applications with 17 new customers.”
Business Outlook
     The following statements are based on current expectations as of the date of this press release. These statements are forward-looking, and actual results may differ materially. The Company assumes no obligation to update these statements.
     Commenting on the current business outlook, Scott Grout, CEO, said, “For the fourth quarter, we currently expect to see revenues of $68 to $72 million and diluted earnings per share in the range of $0.12 to $0.14, compared to revenues of $62.7 million and diluted earnings per share of $0.13 for the fourth quarter of

2004. Our revenues for the third quarter were particularly strong, due in part to an initial deployment of a next-generation networking product by one of our customers. For the second half of 2005, we expect revenues to be up by 15% to 18% over 2004.” The earnings per share estimate for the fourth quarter contemplates an increase in research and development spending of approximately $1 million versus the third quarter, as the Company continues to increase its investments in new products and support of new business awards achieved to date.
     Based on the significant amount of cash generated over the past several quarters, the Company’s Board of Directors authorized an increase in the repurchase of shares of common stock from the current approved level of $5 million to $25 million. The Company will consider the purchase of common stock in the open market or through privately negotiated transactions from time to time subject to market conditions.
     In closing, Mr. Grout stated, “We will continue to leverage the strength of our existing business and balance sheet to make incremental investments that support our long-term strategy and help us capitalize on the opportunities we see ahead in our markets. We believe that these investments in new products will open up significant new opportunities for RadiSys and we are seeing validation of our strategy in the strength of new business activity.”
     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-888-333-0027 and reference conference ID# 1401646 or listening via live audio webcast on the RadiSys web-site at www.RadiSys.com. Replays of the call will be available through November 9, 2005 at 1-800-642-1687 for domestic dial-in, 706-645-9291 for international dial-in and reference conference ID# 1401646, or via audio webcast at: www.RadiSys.com.
     RadiSys (Nasdaq: RSYS) is a leading provider of advanced embedded solutions for the Communications Networking and Commercial Systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.
For more information, contact RadiSys at info@RadiSys.com or http://www.RadiSys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys
Corporation, 503-615-1220.

RadiSys is a registered trademark of RadiSys Corporation.
This press release contains forward-looking statements, including the statements about the (i) Company’s guidance for the fourth quarter, particularly with respect to anticipated revenues and diluted earnings per share, (ii) anticipated amount and timing of the increase in research and development spending in the fourth quarter, (iii) the effects on our revenues and business resulting from new design wins and the timing of such effects, and (iv) the increase in future business activities resulting from increases in research and development activities. Actual results could differ materially from our guidance in these forward-looking statements as a result of a number of risk factors, including:

•	the risks associated with the development of emerging technologies, such as AdvancedTCA, and the market acceptance of such technologies;

•	global manufacturing outsourcing activities, including the disruption in the Company’s ability to timely deliver products to its customers as they continue to outsource products and incur unanticipated costs and execution risks such as the delayed shipments experienced in the first quarter;

•	the cyclical nature of its customers’ businesses;

•	the Company’s dependence on a few customers; schedule delays or cancellations in new products;

•	the Company’s dependence on a few suppliers;

•	intense competition;

•	execution of the development or production ramp for new products;

•	political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations;

•	the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others;

•	disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and

•	other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2004, and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, and other filings with the SEC, copies of which may be obtained by contacting the Company’s at 503-615-1100 or at the Company’s investor relations website at http://www.RadiSys.com.
Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.
All information in this press release is as of October 27, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RADISYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues	$74,856	$61,746	$198,329	$183,114
Cost of sales	53,141	41,660	138,673	124,188

Gross margin	21,715	20,086	59,656	58,926
Research and development	7,390	7,045	22,213	20,524
Selling, general, and administrative	7,613	7,722	22,575	23,083
Intangible assets amortization	513	515	1,539	1,712
Restructuring and other charges (reversals)	(127)	428	1,001	(430)

Income from operations	6,326	4,376	12,328	14,037
Loss on repurchase of convertible subordinated notes	—	—	(4)	(387)
Interest expense	(527)	(545)	(1,596)	(3,020)
Interest income	1,750	802	4,320	2,430
Other expense, net	(147)	(289)	(609)	(238)

Income before income tax provision	7,402	4,344	14,439	12,822
Income tax provision	1,480	524	3,366	2,647

Net income	$5,922	$3,820	$11,073	$10,175

Net income per share:
Basic	$0.29	$0.20	$0.55	$0.54

Diluted	$0.25	$0.17	$0.48	$0.46

Weighted average shares outstanding:
Basic	20,266	19,032	20,012	18,784

Diluted	25,030	23,775	24,702	23,742

RADISYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$83,746	$80,566
Short-term investments, net	141,541	78,303
Accounts receivable, net	47,840	42,902
Other receivables	4,002	2,808
Inventories, net	18,755	22,154
Other current assets	1,657	2,675
Deferred tax assets	4,216	4,216

Total current assets	301,757	233,624
Property and equipment, net	13,725	14,002
Goodwill	27,521	27,521
Intangible assets, net	2,672	4,211
Long-term investments, net	—	39,750
Long-term deferred tax assets	22,729	23,224
Other assets	3,760	2,906

Total assets	$372,164	$345,238

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,494	$31,585
Accrued wages and bonuses	4,251	5,626
Accrued interest payable	577	378
Accrued restructuring	825	1,569
Other accrued liabilities	8,097	7,832

Total current liabilities	54,244	46,990

Long-term liabilities:
Convertible senior notes, net	97,246	97,148
Convertible subordinated notes, net	8,787	9,867

Total long-term liabilities	106,033	107,015

Total liabilities	160,277	154,005

Shareholders’ equity:
Preferred stock — $.01 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock — no par value, 100,000 shares authorized; 20,544 and 19,655 shares issued and outstanding at September 30, 2005 and December 31, 2004	192,486	182,705
Retained earnings	15,390	4,317
Accumulated other comprehensive income:
Cumulative translation adjustments	4,011	4,211

Total shareholders’ equity	211,887	191,233

Total liabilities and shareholders’ equity	$372,164	$345,238